Exhibit 99.1

February 16, 2022

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Strong 2021 Results Reflect Pricing Momentum and Execution in Aggregates

Outlook for Double-digit Revenue and Earnings Growth in 2022

Birmingham, Alabama – February 16, 2022 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended December 31, 2021.

Fourth Quarter Financial and Operating Highlights:

•	Total revenues increased 37 percent to $1.606 billion, driven by the addition of U.S. Concrete (USCR) operations as well as strong growth in the Company’s legacy aggregates business
•	Average selling prices increased in each product line, reflecting the improved visibility into demand growth which helped to offset inflationary pressures
o	Same-store aggregates mix-adjusted pricing increased 4.2 percent
o	Average price for asphalt mix increased 4.9 percent and concrete 6.9 percent
•	Aggregates gross profit increased 18 percent to $326 million, or $5.64 per ton
o	Same-store volumes increased 7 percent, reflecting solid demand and favorable weather
o	Includes $15 million of higher diesel fuel costs and an $8 million impact from selling acquired inventory after its mark up to fair value.
•	Non-aggregates gross profit was $26 million compared with $27 million in the prior year
o	Includes $18 million of higher liquid asphalt and diesel fuel costs
•	Earnings attributable to Vulcan from continuing operations were $1.04 per diluted share. Excluding discrete charges adjusted out of EBITDA, earnings from continuing operations were $1.25 per diluted share
•	Fourth quarter Adjusted EBITDA increased 23 percent to $383 million

Full Year Financial and Operating Highlights:

•	Total revenues increased 14 percent to $5.6 billion
•	Earnings from continuing operations increased 15 percent to $674 million
•	Adjusted EBITDA increased 10 percent to $1.451 billion
•	Strong earnings growth despite $93 million earnings impact from higher energy-related costs
•	Aggregates gross profit increased 12 percent to $1.296 billion, or $5.81 per ton
•	Aggregates cash gross profit increased 5 percent to $7.43 per ton
•	Successfully completed USCR acquisition on August 26, 2021

February 16, 2022

FOR IMMEDIATE RELEASE

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “Our teams finished the year strong, despite ongoing challenges from inflationary pressures and labor constraints. We expanded our industry-leading unit profitability again in the fourth quarter and for the full year by continuing to focus on our operating disciplines and taking pricing actions where necessary to mitigate these headwinds. We continue to make excellent progress integrating the USCR operations into our business. This acquisition extends our growth platform in certain existing markets as well as new geographies. These results demonstrate our ability to execute on Vulcan’s four strategic disciplines and enhance our operating leverage moving forward. We are well positioned to capitalize on the positive demand trends we see developing in 2022 and beyond.”

Mr. Hill continued, “As demand and the pricing environment continue to strengthen, we expect healthy growth in unit profitability again in 2022. Robust growth in aggregates pricing and a continued focus on operational excellence will more than offset anticipated inflationary pressures. In our asphalt business, we expect recent pricing efforts to begin to mitigate higher liquid asphalt costs and lead to gross profit margin improvement beginning in the second half of 2022. In concrete, improvement in private nonresidential construction activity will help drive earnings growth in 2022.”

Highlights as of December 31, 2021 include:

	Fourth Quarter		Full Year
Amounts in millions, except per unit data	2021	2020	2021	2020
Total revenues	$1,606.3	$1,175.1	$5,552.2	$4,856.8
Gross profit	$351.7	$302.7	$1,373.4	$1,281.5
Aggregates segment
Segment sales	$1,152.3	$956.5	$4,345.0	$3,944.3
Freight-adjusted revenues	$860.9	$737.3	$3,313.9	$3,007.6
Gross profit	$325.9	$276.0	$1,295.7	$1,159.2
Shipments (tons)	57.7	51.1	222.9	208.3
Freight-adjusted sales price per ton	$14.91	$14.42	$14.87	$14.44
Gross profit per ton	$5.64	$5.40	$5.81	$5.57
Asphalt, Concrete & Calcium segment gross profit	$25.8	$26.7	$77.7	$122.3
Selling, Administrative and General (SAG)	$124.6	$98.6	$417.6	$359.8
SAG as % of total revenues	7.8%	8.4%	7.5%	7.4%
Earnings from continuing operations before income taxes	$168.7	$141.2	$873.8	$743.8
Net earnings attributable to Vulcan	$138.0	$114.5	$670.8	$584.5
Adjusted EBIT	$241.4	$210.3	$988.3	$926.7
Adjusted EBITDA	$383.4	$311.2	$1,451.3	$1,323.5
Earnings attributable to Vulcan from continuing operations per diluted share	$1.04	$0.87	$5.05	$4.41
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$1.25	$1.07	$5.04	$4.68

February 16, 2022

FOR IMMEDIATE RELEASE

Segment Results

Aggregates

For the fourth quarter, gross profit increased 18 percent to $326 million, or $5.64 per ton. Cash gross profit per ton improved 6 percent from the prior year to $7.41. The year-over-year earnings improvement was widespread across the Company’s footprint and resulted from both volume and price growth, as well as effective cost control. This year’s fourth quarter results included an $8 million unfavorable impact from selling acquired inventory after its markup to fair value as part of the USCR acquisition and a $15 million unfavorable impact from significantly higher diesel fuel costs.

Total aggregates shipments increased 13 percent (7 percent on a same-store basis), reflecting improving demand across all end-market segments as well as the benefit of favorable weather in certain markets during November and December. As demand visibility improved, the pricing environment continued to strengthen, and the rate of pricing growth improved sequentially each quarter this year. In the fourth quarter, same-store freight-adjusted pricing increased 3.7 percent year-over-year (mix-adjusted pricing increased 4.2 percent) with the growth widespread across geographies.

Solid operational execution offset higher year-over-year costs for diesel fuel, inflation for certain parts and supplies, and operational disruptions caused by labor shortages. Freight-adjusted unit cash cost of sales increased 1 percent as compared to the prior year’s fourth quarter.

For the full year, cash unit profitability increased 5 percent from the prior year to $7.43 per ton. This year-over-year improvement was driven by 7 percent volume growth, 3 percent price growth and effective cost control despite a more than 50 percent increase in diesel fuel prices. Positive pricing opportunities and improved operating efficiencies are expected to continue to help offset some of the cost inflation going forward.

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $4 million in the quarter compared to $17 million in the prior year period. The year-over-year decrease in earnings was driven by higher costs for liquid asphalt ($17 million impact). The average cost of liquid asphalt during the fourth quarter was 35 percent higher than the prior year’s fourth quarter when liquid prices were at a three-year low. Average selling prices for asphalt mix increased 5 percent, or $2.80 per ton, versus the prior year’s fourth quarter as pricing actions initiated earlier in the year gained traction. Sequential price growth in asphalt mix eclipsed 2 percent per quarter since the sharp jump in liquid asphalt costs experienced late in the second quarter. Asphalt volumes declined 1 percent in California and Arizona (the Company’s two largest asphalt markets) while volumes increased in Alabama, New Mexico, Tennessee, and parts of Texas. Overall, asphalt shipments declined by 1 percent.

For the full year, Asphalt gross profit decreased from $75 million in the prior year to $21 million. The year-over-year change in gross profit was primarily due to sharply higher costs for liquid asphalt ($41 million impact) and a rise in natural gas prices ($6 million impact). Asphalt volumes decreased 4 percent from the prior year. Volume growth in California, the Company’s largest asphalt market, was more than offset by lower volumes in Arizona, the Company’s second largest market. Efforts to mitigate the earnings impact of persistent energy inflation will continue with positive results in price growth expected to contribute to unit profitability improvement in 2022.

February 16, 2022

FOR IMMEDIATE RELEASE

Fourth quarter Concrete segment gross profit increased from $9 million in the prior year to $22 million. Segment results benefited from higher shipments and price growth in the Company’s legacy operations as well as the contribution from USCR operations. Material margins improved as higher selling prices helped offset higher raw materials costs, including aggregates supplied by the Company. Segment results were negatively impacted by higher diesel prices and the availability of drivers in certain markets.

For the full year, Concrete gross profit increased $10 million to $54 million. Earnings contributions from USCR operations more than offset the earnings impact from lower volumes in the Company’s legacy Virginia operations. The lower volumes were due mostly to the timing of several large projects that were completed in the prior year. Material margins increased in the Company’s legacy operations despite lower volumes.

Calcium segment gross profit was $0.3 million compared to $1.2 million in the prior year quarter.

Selling, Administrative and General (SAG) and Other Items

SAG expense was $125 million in the quarter, or 7.8 percent of total revenues, and included overhead expenses associated with the USCR business that were not in the prior year’s quarter. Additionally, increased routine business development activities and more normalized travel expenses, due in part to integration activities, contributed to the year-over-year increase. Full year SAG expense was $418 million, or 7.5 percent of total revenues.

For the full year, gain on sale of property, plant & equipment and businesses was $120 million. This total amount included the sale of a reclaimed quarry in Southern California during the first quarter of 2021. The transaction resulted in a pretax gain of $115 million, or $0.64 per diluted share. The Company remains focused on its efforts to maximize the value of its portfolio of quarry operations as they move through their life-cycle of land management.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the fourth quarter were $173 million, including maintenance and growth projects as well as USCR. For the full year, capital expenditures were $465 million, including $170 million for growth projects. In 2022, the Company expects to spend $600 to $650 million, including growth and capacity-adding projects. These amounts also include spending for USCR operations acquired in August 2021. The Company will continue to review its plans and will adjust as needed, while being thoughtful about preserving liquidity.

At December 31, 2021, the ratio of total debt to Adjusted EBITDA was 2.7 times (2.5 times on a net debt basis). The Company remains committed to its stated long-term target leverage range of 2.0 to 2.5 times total debt to Adjusted EBITDA.

February 16, 2022

FOR IMMEDIATE RELEASE

Interest expense, net of interest income, was $36 million in the fourth quarter compared with $34 million in the prior year. Interest expense, net of interest income, for the full year was $148 million compared to $134 million in the prior year. This full year increase includes financing costs associated with the USCR acquisition and is consistent with the Company’s full year expectations.

On a trailing-twelve-month basis, return on invested capital was 14.2 percent. The Company remains committed to driving further improvement through solid operating earnings growth coupled with disciplined capital management.

Outlook

Regarding the Company’s 2022 expectations, Mr. Hill said, “With a strong finish in the fourth quarter, we carry considerable momentum into the new year. Our markets are poised to outperform other parts of the country as demand continues to improve, and our industry-leading unit profitability increases with each passing quarter. We will continue to drive substantial value through the combination of our legacy business and the acquisition of USCR. Residential construction remains strong, and contract awards for private nonresidential buildings are growing again. On the public side, infrastructure investment is moving forward, and we are well positioned in attractive growth markets where the need is greatest. That said, labor shortages and supply chain disruptions are expected to continue to limit shipment growth in 2022. We expect the favorable pricing dynamics that improved throughout 2021 to be even better in 2022 and lead to attractive growth in aggregates unit profitability. Growing our aggregates unit profitability consistently during the last two years of pandemic-related disruptions demonstrates the resiliency of our business and our ability to capitalize on any changes in the macro environment.”

Management expectations for 2022 include:

•	Net earnings attributable to Vulcan of between $800 to $890 million
•	Adjusted EBITDA of between $1.720 to $1.820 billion
•	High single-digit growth in Aggregates cash gross profit per ton ($7.43 in 2021)
o	Total shipment growth of 5 to 7 percent (222.9 million tons in 2021)
o	Freight-adjusted price increase of 6 to 8 percent ($14.87 per ton in 2021)
o	Mid-single digit increase in freight-adjusted cash cost (freight-adjusted price less segment cash gross profit per ton; $7.44 per ton in 2021) due to higher energy-related costs (mostly diesel fuel) and continued inflationary pressures in other areas
•	Cash gross profit of $300 to $325 million in Asphalt, Concrete and Calcium collectively
o	Concrete segment expected to account for approximately 75 percent of the total due to a full year of results from USCR operations as well as margin improvement in the Company’s legacy operations
o	Asphalt earnings improvement driven by volume growth and price improvement. Higher prices for asphalt mix in the second half of 2022 are expected to reduce the earnings impact of higher liquid asphalt costs and natural gas used in production
•	SAG expenses of $485 to $495 million, including a full year of USCR
•	Interest expense of approximately $150 million
•	Depreciation, depletion, accretion, and amortization expense of approximately $540 million
•	An effective tax rate of 21 to 22 percent

February 16, 2022

FOR IMMEDIATE RELEASE

Mexico Update

Since late 2018 and as previously disclosed, Vulcan has been engaged in a NAFTA arbitration with Mexico over Mexico’s repudiation of an agreement to unlock a portion of Vulcan’s reserves in Mexico and the arbitrary shutdown of a portion of our quarrying operations there. A hearing took place in July 2021, and we expect a decision in the second half of 2022.

While we await the final resolution from the NAFTA tribunal, we have continued to engage with government officials to pursue an amicable resolution of the dispute. Recently, however, Mexico has taken additional actions that adversely affect our operations in Mexico, including delays in issuing a historically routine three-year customs permit for our deep-water port at Punta Venado. Mexico has issued a short-term customs permit that must be renewed after two months.

Failure by the Mexican government to issue the customary three-year customs permit or its taking of any other measures that force us to cease operations in Mexico would have an adverse effect on our ability to supply customers. We continue to negotiate with the Mexican authorities to reach a mutually agreeable and beneficial solution.

The Company has quarried limestone legally in Mexico – on land that it owns – for over 30 years. Vulcan is the sole owner of four lots of land south of Playa del Carmen, Quintana Roo, that together form its “Sac Tun” operation, formerly known as Calica. Vulcan has the right to maintain full property ownership over these lots, owns the limestone reserves in these lots, and complies and has always complied with Mexican law, including the laws and permitting regulating the extraction, processing and exportation of limestone.

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on February 16, 2022. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 800-891-3968, or 785-424-1250 if outside the U.S. The conference ID is 9125567. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

February 16, 2022

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; risks related to international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

                    Table A

Vulcan Materials Company

and Subsidiary Companies

                    (in millions, except per share data)

	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2021	2020	2021	2020

Total revenues	$1,606.3	$1,175.1	$5,552.2	$4,856.8
Cost of revenues	1,254.6	872.4	4,178.8	3,575.3
Gross profit	351.7	302.7	1,373.4	1,281.5
Selling, administrative and general expenses	124.6	98.6	417.6	359.8
Gain (loss) on sale of property, plant & equipment
and businesses	(0.2)	1.7	120.1	4.0
Other operating expense, net	(15.6)	(9.4)	(65.1)	(30.0)
Operating earnings	211.3	196.4	1,010.8	895.7
Other nonoperating income (expense), net	(6.5)	(21.3)	10.7	(17.5)
Interest expense, net	36.1	33.9	147.7	134.4
Earnings from continuing operations
before income taxes	168.7	141.2	873.8	743.8
Income tax expense	30.4	25.3	200.1	155.8
Earnings from continuing operations	138.3	115.9	673.7	588.0
Loss on discontinued operations, net of tax	(0.7)	(1.4)	(3.3)	(3.5)
Net earnings	137.6	114.5	670.4	584.5
Loss attributable to noncontrolling interest	0.4	0.0	0.4	0.0
Net earnings attributable to Vulcan	$138.0	$114.5	$670.8	$584.5

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$1.04	$0.87	$5.08	$4.44
Discontinued operations	$0.00	$(0.01)	$(0.03)	$(0.03)
Net earnings attributable to Vulcan	$1.04	$0.86	$5.05	$4.41

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$1.04	$0.87	$5.05	$4.41
Discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.02)
Net earnings attributable to Vulcan	$1.03	$0.86	$5.02	$4.39

Weighted-average common shares outstanding
Basic	132.8	132.6	132.8	132.6
Assuming dilution	133.6	133.4	133.5	133.2
Effective tax rate from continuing operations	18.0%	17.9%	22.9%	20.9%

            Table B

Vulcan Materials Company

and Subsidiary Companies

            (in millions)

Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2021	2020
Assets
Cash and cash equivalents	$235.0	$1,197.1
Restricted cash	6.5	0.9
Accounts and notes receivable
Accounts and notes receivable, gross	843.6	558.9
Allowance for credit losses	(10.3)	(2.6)
Accounts and notes receivable, net	833.3	556.3
Inventories
Finished products	418.0	378.4
Raw materials	59.9	33.8
Products in process	4.2	4.5
Operating supplies and other	39.2	31.9
Inventories	521.3	448.6
Other current assets	95.0	74.3
Total current assets	1,691.1	2,277.2
Investments and long-term receivables	34.1	34.3
Property, plant & equipment
Property, plant & equipment, cost	10,444.4	9,102.1
Allowances for depreciation, depletion & amortization	(4,897.6)	(4,676.1)
Property, plant & equipment, net	5,546.8	4,426.0
Operating lease right-of-use assets, net	691.4	423.1
Goodwill	3,696.7	3,172.1
Other intangible assets, net	1,749.0	1,123.5
Other noncurrent assets	273.5	230.7
Total assets	$13,682.6	$11,686.9
Liabilities
Current maturities of long-term debt	5.2	515.4
Trade payables and accruals	365.5	273.1
Other current liabilities	398.6	259.4
Total current liabilities	769.3	1,047.9
Long-term debt	3,874.8	2,772.2
Deferred income taxes, net	1,005.9	706.1
Deferred revenue	167.1	174.0
Noncurrent operating lease liabilities	642.5	399.6
Other noncurrent liabilities	655.3	559.8
Total liabilities	$7,114.9	$5,659.6
Equity
Common stock, $1 par value	132.7	132.5
Capital in excess of par value	2,816.5	2,802.0
Retained earnings	3,748.5	3,274.1
Accumulated other comprehensive loss	(152.7)	(181.3)
Total shareholder's equity	6,545.0	6,027.3
Noncontrolling interest	22.7	0.0
Total equity	$6,567.7	$6,027.3
Total liabilities and equity	$13,682.6	$11,686.9

              Table C

Vulcan Materials Company

and Subsidiary Companies

              (in millions)

	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2021	2020
Operating Activities
Net earnings	$670.4	$584.5
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	463.0	396.8
Noncash operating lease expense	49.0	38.3
Net gain on sale of property, plant & equipment and businesses	(120.1)	(4.0)
Contributions to pension plans	(8.0)	(8.8)
Share-based compensation expense	34.7	33.0
Deferred tax expense	66.8	62.0
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(180.3)	(39.6)
Other, net	36.4	8.2
Net cash provided by operating activities	$1,011.9	$1,070.4
Investing Activities
Purchases of property, plant & equipment	(451.3)	(362.2)
Proceeds from sale of property, plant & equipment	216.5	11.5
Proceeds from sale of businesses	0.0	1.0
Payment for businesses acquired, net of acquired cash	(1,639.4)	(43.2)
Other, net	0.1	11.4
Net cash used for investing activities	$1,874.1	$(381.5)
Financing Activities
Payment of current maturities and long-term debt	(1,451.7)	(250.0)
Proceeds from issuance of long-term debt	1,600.0	750.0
Debt issuance and exchange costs	(13.3)	(15.4)
Settlements of interest rate derivatives	0.0	(19.9)
Payment of finance leases	(13.5)	(1.6)
Purchases of common stock	0.0	(26.1)
Dividends paid	(196.4)	(180.2)
Share-based compensation, shares withheld for taxes	(19.1)	(22.1)
Other, net	(0.3)	(0.1)
Net cash provided by (used for) financing activities	$(94.3)	$234.6
Net increase (decrease) in cash and cash equivalents and restricted cash	(956.5)	923.5
Cash and cash equivalents and restricted cash at beginning of year	1,198.0	274.5
Cash and cash equivalents and restricted cash at end of year	$241.5	$1,198.0

                      Table D

Segment Financial Data and Unit Shipments

                      (in millions, except unit and per unit data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
Total Revenues
Aggregates [1]	$1,152.3	$956.5	$4,345.0	$3,944.3
Asphalt [2]	197.4	194.7	777.8	792.6
Concrete	370.0	85.4	766.8	383.6
Calcium	1.4	2.4	6.9	7.7
Segment sales	$1,721.1	$1,239.0	$5,896.5	$5,128.2
Aggregates intersegment sales	(114.8)	(63.9)	(344.3)	(271.4)
Total revenues	$1,606.3	$1,175.1	$5,552.2	$4,856.8
Gross Profit
Aggregates	$325.9	$276.0	$1,295.7	$1,159.2
Asphalt	3.6	17.0	21.2	75.2
Concrete	21.9	8.5	54.3	44.2
Calcium	0.3	1.2	2.2	2.9
Total	$351.7	$302.7	$1,373.4	$1,281.5
Depreciation, Depletion, Accretion and Amortization
Aggregates	$101.9	$80.8	$360.4	$321.1
Asphalt	8.9	8.9	36.0	35.0
Concrete	24.9	3.9	41.5	16.0
Calcium	0.1	0.1	0.2	0.2
Other	6.2	7.2	24.9	24.5
Total	$142.0	$100.9	$463.0	$396.8
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$860.9	$737.3	$3,313.9	$3,007.6
Aggregates - tons (thousands)	57,735	51,132	222,863	208,295
Freight-adjusted sales price [4]	$14.91	$14.42	$14.87	$14.44
Other Products
Asphalt Mix - tons (thousands)	2,839	2,882	11,392	11,835
Asphalt Mix - sales price	$60.50	$57.70	$58.83	$57.97
Ready-mixed concrete - cubic yards (thousands)	2,676	656	5,616	2,951
Ready-mixed concrete - sales price	$137.88	$128.93	$135.79	$128.93
Calcium - tons (thousands)	49	88	246	282
Calcium - sales price	$29.56	$27.64	$28.16	$27.32

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

                      Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

                      (in millions, except per ton data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
Aggregates segment
Segment sales	$1,152.3	$956.5	$4,345.0	$3,944.3
Less: Freight & delivery revenues [1]	266.8	205.1	952.1	877.0
Other revenues	24.6	14.1	79.0	59.7
Freight-adjusted revenues	$860.9	$737.3	$3,313.9	$3,007.6
Unit shipment - tons	57.7	51.1	222.9	208.3
Freight-adjusted sales price	$14.91	$14.42	$14.87	$14.44

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). This metric should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

                      (dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
Aggregates segment
Gross profit	$325.9	$276.0	$1,295.7	$1,159.2
Segment sales	$1,152.3	$956.5	$4,345.0	$3,944.3
Gross profit margin	28.3%	28.9%	29.8%	29.4%
Incremental gross profit margin	25.5%		34.1%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

                      (dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
Aggregates segment
Gross profit	$325.9	$276.0	$1,295.7	$1,159.2
Segment sales	$1,152.3	$956.5	$4,345.0	$3,944.3
Less: Freight & delivery revenues [1]	266.8	205.1	952.1	877.0
Segment sales excluding freight & delivery	$885.5	$751.4	$3,392.9	$3,067.3
Gross profit margin excluding freight & delivery	36.8%	36.7%	38.2%	37.8%
Incremental gross profit flow-through rate	37.2%		41.9%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

                      Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

                      (in millions, except per ton data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
Aggregates segment
Gross profit	$325.9	$276.0	$1,295.7	$1,159.2
Depreciation, depletion, accretion and amortization	101.9	80.8	360.4	321.1
Aggregates segment cash gross profit	$427.8	$356.8	$1,656.1	$1,480.3
Unit shipments - tons	57.7	51.1	222.9	208.3
Aggregates segment cash gross profit per ton	$7.41	$6.98	$7.43	$7.11
Aggregates segment (same-store)
Gross profit	$328.4		$1,300.0
Depreciation, depletion, accretion and amortization	84.9		334.6
Aggregates segment (same-store) cash gross profit	$413.3		$1,634.6
Unit shipments (same-store) - tons	54.6		218.5
Aggregates segment (same-store) cash gross profit per ton	$7.57		$7.48

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

                      (in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
Net earnings attributable to Vulcan	$138.0	$114.5	$670.8	$584.5
Income tax expense	30.4	25.3	200.1	155.8
Interest expense, net	36.1	33.9	147.7	134.4
Loss on discontinued operations, net of tax	0.7	1.4	3.3	3.5
EBIT	$205.2	$175.1	$1,021.9	$878.2
Depreciation, depletion, accretion and amortization	142.0	100.9	463.0	396.8
EBITDA	$347.2	$276.0	$1,484.9	$1,275.0
Gain on sale of real estate and businesses, net	0.0	0.0	(114.7)	0.0
Charges associated with divested operations	0.5	0.3	1.5	6.9
Business development [1]	8.4	9.4	39.0	7.3
COVID-19 direct incremental costs [2]	3.7	2.8	13.4	10.2
Pension settlement charge	12.1	22.7	12.1	22.7
Restructuring charges	11.5	0.0	15.0	1.3
Adjusted EBITDA	$383.4	$311.2	$1,451.3	$1,323.5
Depreciation, depletion, accretion and amortization	(142.0)	(100.9)	(463.0)	(396.8)
Adjusted EBIT	$241.4	$210.3	$988.3	$926.7
Adjusted EBITDA margin	23.9%	26.5%	26.1%	27.3%

[1]	Represents non-routine charges or gains associated with acquisitions and dispositions. Costs in 2021 include USCR acquisition related expenses of $22.0 million and the cost impact of purchase accounting inventory valuations of $10.7 million.
[2]	These costs include $5.1 million related to our COVID-19 vaccination incentive program initiated in 2021.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
Diluted EPS attributable to Vulcan from continuing operations	$1.04	$0.87	$5.05	$4.41
Items included in Adjusted EBITDA above	0.21	0.20	(0.16)	0.27
NOL carryforward valuation allowance	0.00	0.00	0.10	0.00
Acquisition financing interest costs	0.00	0.00	0.05	0.00
Adjusted diluted EPS	$1.25	$1.07	$5.04	$4.68

                      Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

                      (in millions)

	December 31
	2021		2020
Debt
Current maturities of long-term debt	$5.2		$515.4
Short-term debt	0.0		0.0
Long-term debt	3,874.8		2,772.2
Total debt	$3,880.0		$3,287.6
Less: Cash and cash equivalents and restricted cash	241.5		1,198.0
Net debt	$3,638.5		$2,089.6
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,451.3		$1,323.5
Total debt to TTM Adjusted EBITDA	2.7	x	2.5	x
Net debt to TTM Adjusted EBITDA	2.5	x	1.6	x

The following reconciliation to the mid-point of the range of 2022 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2022 Projected EBITDA

                      (in millions)

Mid-point
Net earnings attributable to Vulcan	$845.0
Income tax expense	235.0
Interest expense, net of interest income	150.0
Discontinued operations, net of tax	0.0
Depreciation, depletion, accretion and amortization	540.0
Projected EBITDA	$1,770.0

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Return on Invested Capital

                      (dollars in millions)

	TTM
	December 31
	2021	2020
Adjusted EBITDA	$1,451.3	$1,323.5
Average invested capital [1]
Property, plant & equipment, net	$4,849.7	$4,374.0
Goodwill	3,377.6	3,170.1
Other intangible assets	1,382.0	1,104.0
Fixed and intangible assets	$9,609.3	$8,648.1

Current assets	$1,976.0	$1,845.7
Less: Cash and cash equivalents	687.1	698.9
Less: Current tax	32.9	18.5
Adjusted current assets	1,256.0	1,128.3

Current liabilities	771.8	833.6
Less: Current maturities of long-term debt	112.8	305.0
Less: Short-term debt	0.0	0.0
Adjusted current liabilities	659.0	528.6
Adjusted net working capital	$597.0	$599.7

Average invested capital	$10,206.3	$9,247.8

Return on invested capital	14.2%	14.3%

[1]	Average invested capital is based on a trailing 5-quarters.